Exhibit 1

Enerplus Resources Fund
The Dome Tower
3000, 333-7th Avenue SW
Calgary, Alberta T2P 2Z1
Tel 403.298.2200
Fax 403.298.2211
www.enerplus.com

October 4, 2005
FOR IMMEDIATE RELEASE
Enerplus Resources Fund
TSX - ERF.un
NYSE - ERF

ENERPLUS RESOURCES FUND COMPLETES ACQUISITION OF
SLEEPING GIANT LLC

Enerplus Resources Fund is pleased to announce that the acquisition of Sleeping Giant LLC, a private oil and natural gas company with assets in Montana, has been completed.

The assets of Sleeping Giant LLC are additional working interests in the Sleeping Giant light crude oil project which was acquired through the purchase of Lyco Energy Corporation, which closed on August 30, 2005. This acquisition increases Enerplus’ ownership in the project to approximately 70% working interest and is accretive to cash flow, production and reserves per unit.

For more information, please contact Eric Tremblay, Senior Vice President, Capital Markets, or Investor Relations at 1-800-319-6462 or email investorrelations@enerplus.com.